Exhibit 10.01

AMENDMENT
TO THE

WELLPOINT 401(k) RETIREMENT SAVINGS PLAN

The WellPoint 401(k) Retirement Savings Plan, as amended through March 1, 2002 and subsequently amended, is hereby further amended, as follows:

1.                                       Effective January 1, 2004, the introductory clause of Section 2.09 is revised to read as follows:

“Compensation” means all regular base earning paid by a Participating Company to an Eligible Employee.

2.                                       Effective January 1, 2004, Section 2.09(a)(5) is amended in its entirety to read as follows:

(5)                                  sales commissions (other than sales commissions paid by a Participating Company after the Participant’s termination of employment);

3.                                       Effective January 1, 2004, Section 2.09(a)(8) is amended in its entirety to read as follows:

(8)                                  all bonuses (other than (i) starting bonuses; and (ii) retention or stay bonuses paid by a Participating Company after the Participant’s termination of employment) and incentive payments (other than Instabucks); and

4.                                       Section 2.09(c) is revised in its entirety to read as follows:

(c)                                  A reference to Compensation excludes the following items:

(1)                                  Pay in lieu of vacation days or pay in lieu of any category of paid time off that is unused at a Participant’s termination of employment; and

(2)                                  Any amount paid to a Participant after the Participant’s termination of employment, regardless of whether such amount is included in the reference to Compensation under Section 2.09(a).

5.                                       Section January 1, 2004, Section 2.20 is revised in its entirety to read as follows:

“Participant” means (i) an Eligible Employee who becomes a Participant under Article IV or Article V, (ii) an individual not described in clause (i) who had an Account balance in another tax-qualified retirement plan as of the date such plan is merged with the Plan, (iii) an Employee of an Affiliated Company that is not a Participating Company who receives an allocation of a Bonus Contribution as described in Section 5.10, and (iv) an Eligible Employee who receives an allocation of a Profit Sharing Contribution under an Appendix to the Plan.

6.                                       Effective January 1, 2004, Section 4.02 is revised in its entirety to read as follows:

Notwithstanding any provision to the contrary, if an Employee is not an Eligible Employee on the date that he or she has satisfied the applicable participation requirements set forth in Section 4.01, such Employee cannot make a Salary Deferral Contribution election to become a Participant until the first day of the calendar month coincident with or next following the calendar month in which the Employee performs a Hour of Service as an Eligible Employee.  If an Employee who became a Participant ceases to be an Eligible Employee and later becomes an Eligible Employee, such Employee may make a Salary Deferral Contribution election to resume Participant status on the first day of the calendar month coincident with or next following the calendar month in which the Employee performs a Hour of Service as an Eligible Employee.

7.                                       Effective January 1, 2004, the introductory paragraph of Section 5.01 is revised in its entirety to read as follows:

An Eligible Employee who has elected to become a Participant under Article IV may elect to have a Participating Company reduce the amount of his or her Compensation received for each payroll period on or after the effective date of such election by an amount equal to from 1% to 50% and to have that amount contributed to the Plan as a Salary Deferral Contribution on his or her behalf.  No Salary Deferral Contribution can be made from amounts paid by a Participating Company to a Participant after the Participant’s termination of employment, in accordance with Section 2.9(c).  In no event will a Participant’s total Salary Deferral Contribution for a Plan Year exceed the indexed limit determined under Code Section 402(g).  A Participant may initiate or change the percentage of Salary Deferral Contribution (in 1% increments) by submitting a notice to the Committee that satisfies such requirements as the Committee shall determine.  In no event will a Participant’s Salary Deferral Contribution for a Plan Year exceed an amount equal to the Participant’s Deferral Rate times the 401(a)(7) Limit in effect for the Plan Year.  The Committee will implement the Participant’s Salary Deferral Contribution election as soon as administratively practicable.

7.                                       Effective July 1, 2004, Section 11.01 is amended by the addition of the following sentence at the end thereof:

Notwithstanding any provision to the contrary, the merger of the Company, Anthem, Inc., and Anthem Holding Corp. , in accordance with the Agreement and Plan of Merger dated as of October 26, 2003 among Anthem, Inc., Anthem Holding Corp. and WellPoint Health Networks Inc. (“Merger Agreement”) will not, in and of itself, constitute a severance from employment from the Company or a Participating Company and, thus, a Participant’s benefits will not become distributable as the result of the Closing (as defined in the Merger Agreement).

IN WITNESS WHEREOF, WellPoint Health Networks Inc. has caused this Amendment to be executed this 9th day of July 2004.

WELLPOINT HEALTH NETWORKS INC.

By:	/s/ J. Thomas Van Berkem